EXHIBIT 21.0

LIST OF SUBSIDIARIES

The Cheesecake Factory Restaurants, Inc., a California corporation

The Cheesecake Factory Bakery Incorporated, a California corporation

C.F.I. Promotions Co. LLC, a Colorado limited liability company

TCF Co. LLC, a Nevada limited liability company

The Houston Cheesecake Factory Corporation, a Texas corporation

Cheesecake Factory Restaurants of Kansas LLC, a Kansas limited liability company

Grand Lux Cafe LLC, a Nevada limited liability company

GLC Galleria Club, Inc., a Texas corporation

Hawaii Cheesecake Factory Restaurants Inc., a Hawaii corporation

Rock Sugar Incorporated, a California corporation

The Cheesecake Factory of Howard County LLC, a Maryland limited liability company

Middle East T.C.F. Corporation, a California corporation

Middle East IP Corporation, a California corporation